Exhibit 14.1
CODE OF BUSINESS CONDUCT AND ETHICS
This Business Ethics and Compliance Program (“Program”) is a shared good faith effort by the Company and its employees to conduct business in a manner that is socially responsible, values-based and in compliance with the letter and spirit of the law.
The Program includes the following main components: (1) this Code of Business Conduct and Ethics (“Code” or “Code of Conduct”), (2) policies that supplement the Code, many of which are referenced herein, and (3) procedures for Program administration as may be established from time to time. The Program applies to all employees, officers and, to the extent relevant, directors of the Company. All employees, as a condition of employment or continued employment, are required to acknowledge in writing that they have received copies of this Code, read it, and understand that the Code contains the Company’s expectations regarding conduct.
CORE VALUES
     Our collective mission is to maximize the value of our shareholders’ investment in the Company while maintaining our core values, which are embodied under the following principles:
•	We conduct our business in a socially responsible manner within the letter and spirit of both the law and our Code of Conduct;
•	We recognize that people are our greatest strength. The quality of our people differentiates us and personifies our leadership position;

•	We treat customers, consumers and employees with respect and dignity;
•	We are committed to a well-established set of principles that address privacy issues, and we take pride in being a trusted steward of customer and consumer information;
•	We take very seriously our reputation for honest and ethical business dealings around the world; and
•	We seek customers and business partners whose ethical standards mirror our own, and decline to do business with unethical entities and individuals.
POLICY STATEMENTS
This Program includes several company polices (“Company Policies”) with which employees must comply. Complete copies of the Company Policies and other supporting information are made available to you on the Company’s Intranet. From time to time, the company may publish revisions or supplements to the Company Polices as appropriate based upon changes in the regulatory environment, changes in the company’s business and other factors.

Employees who violate the Company Policies are subject to disciplinary action, up to and including termination of employment. Specific examples of legal fines or penalties are included in this Code for illustration purposes only. Those examples are not exclusive, and are not intended to be a full description of all possible legal fines or penalties.
COMPLIANCE WITH LAWS
You are required to comply not only with specific Company Policies but also with applicable laws, rules and regulations in connection with your employment or service with the Company. If an express provision of the Code conflicts with a legal obligation, you must follow the law. Contact your supervisor, the Law Department or the Chief Compliance Officer in the event you suspect such a conflict.
CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS
The Chief Executive Officer (CEO) and the Company’s “Senior Financial Officers” (which includes the Company’s Chief Financial Officer, Chief Accounting Officer, Controller, and any other persons performing similar functions,) are bound by all provisions of this Code of Conduct, particularly those provisions relating to honest and ethical conduct, conflicts of interest, compliance with law, and internal reporting of violations of the Code. The CEO and all Senior Financial Officers also have responsibility for full, fair, accurate, timely and understandable disclosure in the periodic reports and submissions filed by the Company with the SEC as well as in other public communications made by the Company.
The CEO and the Senior Financial Officers are required to be familiar with and comply with the Company’s disclosure controls and procedures applicable to him or her so that the Company’s public reports and documents filed with the Securities and Exchange Commission (the “SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such officer having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
The CEO and each Senior Financial Officer shall bring promptly to the attention of the Audit Committee any information he or she may have concerning significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.
The Audit Committee of the Board of Directors shall determine appropriate actions to be taken in the event of violations of this Code by the CEO or any Senior Financial Officer. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the Audit Committee of the Board of Directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

ACCOUNTING, AUDITING, PUBLIC DISCLOSURE AND CONTROLS
The Company has established internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. Internal controls have the following objectives:
•	Full and accurate records of dispositions of Company assets are maintained;
•	Transactions are recorded as necessary to prepare accurate financial statements;
•	Receipts and expenditures are made only in accordance with official authorizations; and
•	Prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets.
Employees are responsible for complying with internal controls applicable to their areas of responsibility. Also, employees need to be alert to situations, whether in their direct area of responsibility or otherwise, where internal controls could be improved. You may provide any suggestions you have for improving the Company’s controls to your supervisor.
PUBLIC DISCLOSURE
As a public company, the Company must provide full, fair, accurate, timely and understandable disclosure in the reports that the Company files with or submits to the U.S. Securities & Exchange Commission (SEC) and its other public disclosures, including press releases. The Company has established disclosure controls and procedures to help ensure that information required to be disclosed by the Company in its SEC reports is accumulated from appropriate information sources within the Company, and communicated to management as appropriate to allow timely decisions regarding disclosure and the completion of accurate SEC reports.
The Company’s SEC reports and other public disclosures must be free of material misstatements and misleading omissions. The Company’s public financial information should fairly present in all material respects the Company’s financial condition, results of operations and cash flows. If you suspect that any Company SEC report, press release or other public disclosure (including on the Company’s website) contains a material inaccuracy or omits a material fact that renders the disclosure misleading, you should immediately contact your supervisor or the Chief Compliance Officer, or if it involves a questionable accounting or auditing matter, the Senior Vice President, Audit Services.
STATEMENTS IN CONNECTION WITH AUDITS
No employee, officer or director shall, directly or indirectly, make a materially false or misleading statement, or omit to state any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading, to an internal or external auditor in connection with:
•	Any audit, review or examination of the financial statements of the Company;
•	The preparation or filing of any document or report required to be filed with the SEC; or
•	Any internal audit of the Company, or any activity of an internal auditor.

FRAUD OR MISAPPROPRIATION
The Company defines fraud as an act of misappropriation (theft) of funds, money or property. Fraud may take many forms including theft of money or property, improper sale of Company assets, acceptance of illegal kickbacks and unauthorized travel or expense. When fraud or theft occurs, there are often clues that illegal or improper acts are occurring. Paying attention to the work environment for things that do not fit may help detect fraud as it is taking place. Every employee is required to report any fraud or wrongdoing.
The Company has set up a toll-free Whistle Blower/Fraud Hotline. When you place a call to the hotline, the call center specialist will capture your question or report and ask you to provide detailed information. This service is available 24 hours a day, 7 days a week. You may also use the Company’s ethics website to ask a question or file a report. You may choose to remain anonymous when submitting questions or reports, whether via hotline or website; however, doing so may limit a full investigation of the matter, so you are encouraged to identify yourself. You should also be prepared to provide the names of witnesses and potential victims to increase the success of the investigation.
CONFIDENTIAL INFORMATION
One of the Company’s most valuable assets is its body of business information, which includes information that is confidential to the Company. Confidential information is information that is not generally known to the public or our competitors, and which would harm the Company if it were disclosed inappropriately.
You are responsible and accountable for the integrity and protection of the Company’s confidential information, and you must take all reasonable precautions to protect this information from improper disclosure. You must not disclose confidential information except when it is necessary and appropriate in connection with your responsibilities. You should handle carefully any documents containing confidential information during working hours, and properly secure them at the end of the business day.
Employees also must ensure that they do not misuse the intellectual property or confidential information of any other parties. There are several U.S. federal and state laws that require the Company to protect and maintain the security and confidentiality of customer data. Regulators of financial institutions have also implemented numerous regulations dealing with data security in the outsourcing of data processing that involves personally identifiable financial information about a customer. If your job involves the providing of services to domestic financial institutions or you have access to customer data, you should be aware of the Company’s obligations to protect certain customer data under the Gramm-Leach Bliley Act. Additionally, if your job involves the processing of or potential access to credit card data, you should be aware of the Company’s obligations to protect cardholder data. Visa and MasterCard have joined with Discover and American Express to announce the implementation of the Payment Card Industry (PCI) Data Security Standards for the handling, security and accountability of cardholder data. The Company is required to comply with the PCI Data Security Standards in its business as processor of Visa and MasterCard branded credit and debit cards.

The Company has established corporate policies to protect and secure sensitive consumer and employee data. Each employee must strictly adhere to these policies and take seriously our shared responsibilities to ensure the safety and confidentiality of consumer information we access while performing our jobs.
You have always been subject to these policies and procedures, so it is vital that you take the time to read and understand them. These policies and procedures are posted on the Company intranet. Failure to comply with company policies and procedures may result in disciplinary action and/or termination.
Employees must participate in security awareness training offered by the Company. If you have not received information regarding such training, you should contact your manager or email the Company’s Information Security personnel.
COMPANY COMPUTERS AND OTHER RESOURCESS
Computers furnished by the Company to an employee should be used responsibly for business purposes, and conform to common standards of decency and applicable Company Policies. The Company reserves the right to monitor how its computers are being used and to review information contained in email and the computers.
Security is a critical issue for everyone, and mitigating risk is everyone’s responsibility. You are responsible for the contents of your computer and your other mobile storage devices, and you will be held accountable for any violation of Company Policies. By following Company Policies and making good decisions, we can ensure the data entrusted to us remains secure. As stated in the Company’s Information Security Policies, consumer, customer and employee data should not be stored on laptop computers or on any other type of mobile media. These policies cover Social Security numbers, account numbers, credit card numbers, driver’s license numbers, dates of birth or any other personally identifiable information. If you cannot remove such files or if you are required to save data to do your job, you should not remove the storage device from the Company’s secured premises. All such devices should encrypted and locked in an office or cabinet while you are away, and secured with a locked cable while in use. Encrypted computers have a “P” icon in the toolbar located in the lower right-hand corner of the screen.
If you are aware of any company laptop computer that is NOT encrypted, please send an e-mail to the Company’s Information Security personnel. You can also anonymously report any failure to comply with Company Policies through the Company’s Whistleblower/Fraud hotline or through the Company’s ethics website.
ELECTRONIC COMMUNICATION
Each employee should be aware that electronic communications are not private, that records of the communications may be made and used by the Company and that standards of propriety apply to the use of e-mail just as they do to other forms of communication. You should be aware that restrictions on communicating “Insider” information for securities law purposes applies to the use of electronic media as well as all other forms of communication.

CONFLICTS OF INTEREST
The Company recognizes that employees have a variety of interests in their personal lives with differing social, investment and secondary business activities. At the same time, employees within the Company become exposed to proprietary information, business assets or work product about the Company or third parties not available to the public.
You are expected to avoid any activity, investment, interest or association that interferes or appears to interfere with the independent exercise of judgment in carrying out an assigned job responsibility or with the interests of the Company. If there are any questions whether or not a specific act or situation represents, or appears to represent, a conflict of interest, that employee should consult his/her supervisor or the Chief Compliance Officer before undertaking the action or creating the potential conflict situation.
•	Outside Financial Interests: No employee may have any financial interest, other than as a minor stockholder — i.e., less than two percent — of a publicly traded company, either directly or indirectly, in any supplier, contractor, customer or competitor of the Company, or in any business transaction involving the Company, without full disclosure to and written clearance from the Chief Compliance Officer.
•	Doing Business with Relatives: No employee may engage in any business transaction on behalf of the Company with a relative by blood or marriage, or with a firm of which that relative is a principal, officer or representative, without prior full disclosure to and written clearance from an appropriate Company officer.
•	Use of Company Property: No employee may use Company property and services for personal benefit unless use of that property and those services has been properly approved for general employee or public use. You must obtain prior Company approval for the use of Company-owned land, materials, equipment, etc., under any other circumstances. You must not sell, lend, give away or otherwise dispose of Company property, regardless of condition or value, without proper authorization.
•	Corporate Opportunities. Directors and employees are prohibited from (a) taking for themselves personally business opportunities that conflict with the interests of the Company that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; or (c) competing with the Company. Directors and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

RELATIONSHIPS WITH SUPPLIERS, CONTRACTORS AND CUSTOMERS
Dealing with suppliers, contractors and customers may be sensitive, involving issues of law and ethics. In general, the Company expects that all employees to conduct business honestly and ethically. The following guidelines supplement, but do not replace, specific criteria in the Company’s purchasing or sales policies and procedures:
•	Treatment of Others: Employees must treat all suppliers, contractors and customers fairly and honestly at all times. These parties should not be taken unfair advantage of through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.
•	Accepting or Giving Money, Gifts or Entertainment: No employee, personally or on behalf of the Company, will directly or indirectly request, accept, offer or give money, gifts (of other than nominal value, unusual hospitality or entertainment), loans (except from lending institutions) or any other preferential treatment in dealing with any present or potential Company supplier, contractor, customer or competitor.
•	Payments to Purchasing Agents: No employee, personally or on behalf of the Company, will make payments to purchasing agents or other employees of any supplier, contractor or customer to either obtain or retain business, or to realize higher or lower prices for the Company. However, unless otherwise prohibited by law, you may give gifts of nominal value on customary gift-giving occasions.
•	Government Contracts: Additional rules apply to products and services offered or provided under contracts with federal or state government agencies. If you have any questions regarding government contracting, you should contact the Legal Department.
FOREIGN CORRUPT PRACTICES
The U.S. Foreign Corrupt Practices Act (FCPA), makes it a crime to bribe officials of another country. The law applies to U.S. companies and their domestic and foreign subsidiaries, and their employees or agents (whether or not U.S. nationals), as well as other foreign persons who violate the law in the U.S. The FCPA has two basic parts: (1) anti-bribery provisions, and (2) accounting and record-keeping requirements. The anti-bribery provisions make it illegal to bribe a foreign public official, political party, party official or candidate for political office, or an official of a public international organization. The FCPA defines a “bribe” as any payment, directly or indirectly, or any offer or promise to pay, anything of value (whether cash or otherwise) to the recipient for the purpose of influencing or rewarding an act or decision to obtain, retain or direct business, or for the purpose of obtaining any “improper advantage” (e.g., tax breaks, immunities, permits or priorities not otherwise earned). The FCPA’s accounting and record-keeping provisions require companies to keep detailed corporate books, records and accounts, and prohibit the falsification of those materials. The accounting and record-keeping provisions apply to domestic as well as foreign operations of publicly traded U.S. companies. It is important to understand that the law requires strict accuracy in documentation and reporting.
Anyone who is convicted of violating the FCPA is subject to substantial fines or imprisonment.

POLITICAL CONTRIBUTIONS
U. S. federal and state laws limit the nature and extent of individual and corporate political participation. For example, federal law and that of many states prohibit corporate contributions to political candidates or officeholders. The Company will not reimburse anyone for personal political contributions. The Company also will not alter personal compensation in any way under any circumstances to reflect personal political contributions.
INSIDER INFORMATION AND SECURITIES TRADING
The stock of the Company is publicly traded on the New York Stock Exchange (“NYSE”) and must comply with federal and state securities laws and the regulations of the NYSE.
Securities markets, such as the New York Stock Exchange, assume that all important information about a company is publicly available to potential investors at the same time. The Company, in turn, respects this assumption by communicating to financial markets through press releases or earnings releases with broad distribution so that information is uniformly rather than selectively communicated.
In the event that an employee learns information that may affect an investor’s desire to buy or sell Company stock, the employee should communicate that information to an officer of the Company so that further upward communication within the organization will follow. Examples of material information generally will involve potential liability affecting millions of dollars or events of public interest.
From time to time an employee may become aware of material information about the Company, which is not yet publicly known. It is likely that any personal trading in Company stock by an employee while in possession of that information is illegal and no such trades should be made. The General Counsel should be consulted to determine whether inside information is possessed by an employee. If an employee learns material confidential information about another company while in the course of employment, trading in securities of such company on the basis of the “Inside” information likewise may be prohibited. Securities laws also prohibit passing along insider information to third parties, or recommending to a third party the purchase or sale of a security based on such information. A person may be held responsible for trading activity by a friend or relative if the person is the source of insider information.
The Securities Exchange Commission and the NYSE take securities law violations seriously and are able to monitor trading activity through computerized records. Violations of law may result in civil and criminal penalties against both the Company and individual employees. If you are not certain about the application of the rules to a particular situation, seek the advice of the Company’s General Counsel. Do not take the chance of engaging in any illegal securities transactions.
ENVIRONMENT, HEALTH AND SAFETY
The Company is committed to protecting and maintaining the quality of the environment and to promoting the health and safety of employees, customers and the communities where it operates. To meet that commitment, employees must:
•	Operate in full compliance with both the letter and the spirit of environmental, health and safety laws and regulations;
•	Immediately report any environmental, health or safety problems;
•	Consider opportunities to improve environmental, health and safety programs; and
•	Be prepared to observe emergency preparedness plans if necessary.

You should direct reports of any actual or potential environmental, health or safety problems, or any questions about responsibilities or Company Policies in these areas to your supervisor or the Chief Compliance Officer.
HUMAN RESOURCES
The relationship between the Company and its employees is complex, involving rights, obligations and expectations as set forth elsewhere in this Program, in written benefit plans and in various Human Resource policies and procedures manuals. It is important for each employee to read and understand written materials made available so that the full extent of entitlements will be learned as well as expectations of the Company for performance and behavior.
The Company is committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation to all qualified applicants and employees without regard to race, color, sex or gender, religion, age, national origin, handicap, disability, citizenship status, veteran status, or any other status protected by law.
EMPLOYEE HANDBOOK
The Company has prepared an Employee Handbook which provides a summary description of employee entitlements and other matters of importance to an employee in the employment relationship. A copy of the Employee Handbook is distributed to all Employees when employment begins and is available on the Company’s Intranet. Please read the Employee Handbook thoroughly for it is the starting point in understanding your benefits and entitlements as an employee.
HARASSMENT
The Company does not tolerate harassment of any of our employees, applicants, vendors or customers, and our policy is to maintain a working environment free from harassment. Any form of harassment related to an individual’s race, color, sex/gender (including same sex), religion, age, national origin, handicap, disability, citizenship status, veteran status or any other protected category is a violation of this policy and will be treated as a disciplinary matter.
The Company cannot resolve a harassment problem unless we know about it. Therefore, it is your responsibility to bring any such problems to our attention so that we can take whatever steps are appropriate to correct the problem. If a sexual harassment or other grievance occurs, the person affected may rely on the Employee Problem Resolution procedure set forth in the Company’s Employee Handbook.

RECORDS RETENTION AND DESTRUCTION
The Company’s corporate records are important assets. Corporate records include essentially all records you produce as an employee, whether hard copy or electronic. A record may be as obvious as a memorandum, an e-mail, or a contract, or something not as obvious, such as a computerized desk calendar, an appointment book, or an expense record.
The law requires us to maintain certain types of corporate records, usually for a specified period of time. Failure to retain those records for those minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place the Company in contempt of court, or seriously disadvantage the Company in litigation.
The Company has adopted a Global Record Management Policy to establish uniform guidance regarding the retention and destruction of information and records in conformity with applicable laws and regulations. The Policy is designed to provide for the retention of records of continued value and the appropriate destruction of irrelevant records and documents. Compliance with this policy will result not only in cost savings to the Company, but also in finding and retrieving required records more easily when needed, thereby reducing the need for expensive electronic and manual searching.
We expect all employees to fully comply with the Company’s record retention schedule. All employees, however, should note the following general exception to that schedule: If you believe, or the Company informs you, that Company records are relevant to litigation, or potential litigation (i.e., a dispute that could result in litigation), then you must preserve those records until the General Counsel or his designee determines the records are no longer needed. That exception supersedes any previously or subsequently established destruction schedule for those records. If you believe that exception may apply, or have any question regarding the possible applicability of that exception, please contact the Legal Department or the Chief Compliance Officer.
COPYRIGHT PROTECTION
It is the policy of the Company to purchase computer software it desires to use in its business operation and not to violate copyright laws by making unauthorized copies of legally protected software. Accordingly network, site and individual software licenses should be acquired in all cases unless the Company is exempt. When licensed software is acquired, evidence of the purchase should be maintained in the form of invoices, user manuals and/or license copies as available. Your personal work area for computers should contain appropriate individual licenses or group license information.
It is the policy of the Company not to violate copyright laws by making unauthorized copies or unauthorized use of legally protected printed or electronic documents. Copyright laws are intended to provide protection to authors, creators and publishers of works. If you intend to use someone’s copyrighted work, unless the use is considered a “fair use” (which is technically a defense to copyright infringement), you must obtain that person’s written permission. Under federal law, only the copyright owner or someone acting with the owner’s authority can grant that permission. Without written permission, you expose yourself and the Company to legal risks.

While not every unauthorized use of a copyrighted work is an infringement, whenever you copy another person’s printed works (such as magazine or newspaper articles) or include another person’s words, illustrations, photographs, charts or graphs in your work, you must be sensitive to the risk of infringing someone’s copyright. If you have questions regarding copyright protection, you should contact the Company’s Legal Department.
ANTITRUST AND TRADE REGULATION
The Company complies fully with the letter and the spirit of all applicable laws governing antitrust and trade regulation. Those laws are designed to ensure free and open competition in the marketplace by prohibiting any activities that unfairly or unreasonably restrict normal competition. Antitrust violations can subject both the employee and the Company to substantial penalties, including civil, criminal, and disciplinary action or discharge from the Company. Although it is impossible to list all possible examples of antitrust violations in this Code, the following rules demonstrate the types of activities that you should avoid:
•	Relations with Competitors: Employees must not participate in any arrangement with competitors to fix prices. Examples of price fixing include rigged or coordinated bidding and the systematic exchange of price information. You must not take any action with competitors to divide or allocate markets, or to mutually refuse to deal with third parties. To avoid the appearance of these activities, employees must be careful to limit the exchange of information with our competitors;
•	Relations with Customers: Employees must not require our customers to resell our products or services at specified resale prices or at prices exceeding specified minimums. (That restriction generally does not apply to agents selling our products or services on our behalf.) Under certain circumstances it may be unlawful to prohibit our customers from buying products or services from other suppliers. Although the Company has a broad right to select the customers with whom it wants to do business, that right must be exercised with caution, and any refusal to deal with a particular customer must be evaluated carefully;
•	Relations with Suppliers: We must not enter into agreements with our suppliers to resell their products or services at specified resale prices or at prices exceeding specified minimums. Also, under certain circumstances, we may not enter into agreements with suppliers prohibiting them from selling to competitors of the Company; and
•	Trade Associations: When representing the Company in trade association activities, employees must be careful not to share pricing or other non-public competitive information, or engage in any other activity that could reasonably be construed as price fixing or in restraint of trade.
In addition to complying with U.S. and foreign antitrust laws, employees must comply with a number of laws governing trade regulation in general. Those laws require that all employees refrain from any unfair or deceptive methods of competition, including false or misleading advertising, making false statements concerning competitors or their products, or inducing our competitors’ customers or employees to breach their contracts with our competitors. Contact the Legal Department if you have any questions about what type of activities would be considered to violate antitrust or trade regulation laws.

EMAIL AND FAX ADVERTISING
Congress and several states have enacted legislation meant to stem perceived abuses in using email and facsimile transmissions to advertise products and services. In promoting the Company’s products and services, employees must comply with those laws to avoid significant exposure to the Company.
Email that is meant to advertise or promote a product or service must accurately disclose who it is from, must have an accurate subject line that is not misleading, must state that it is an advertisement and contain the business address of the sender. Additionally, it must inform the recipient of a right to opt out of future email advertisements and provide a mechanism for doing so. Opt out requests must be honored as required by law.
Facsimile advertisement may only be sent with the express consent of the recipient or to certain customers with which the Company has a prior “existing business relationship.” Facsimile advertisements must be labeled as an advertisement, contain the date and time the fax was sent, the name of the business sending the fax, and the telephone number of the sending machine or business. Additionally, it must inform the recipient of a right to opt out of future facsimile advertisements by email or a toll-free telephone number. Make sure you are in compliance with Company Policy before you advertise and have the Company’s Chief Compliance Officer answer any questions or review your advertisement if in doubt. Do not become a defendant in litigation with significant exposure to the Company.
MEDIA COMMUNICATIONS
In all our dealings with the press and other media, the Company must speak with a unified voice. Accordingly, except as otherwise designated by the Company’s Chief Executive Officer, Corporate Communications is the sole contact for media seeking information about the Company. Any requests from the media must be referred to Corporate Communications. They will deal directly with the media and make appropriate arrangements. They must approve any articles, press releases or other public communication involving the Company prior to publication.
INTELLECTUAL PROPERTY
The Company’s intellectual property includes inventions, improvements, ideas, information, software, models and programs, together with the related materials, documentation, patents, trademarks, copyrights, and other rights that go along with them. The Company will normally be the exclusive owner of all rights in intellectual property that is related to our businesses or is developed by employees and contractors in the course of their employment or service with the Company. This is true whether or not the employees or contractors make the developments during working hours, on Company premises, or using Company material or resources.

The Company’s intellectual property rights are extremely valuable. They are also extremely “fragile,” because they can be compromised or even forfeited if we do not vigilantly protect them. In order to protect the Company’s intellectual property, all Company employees and contractors should use their best efforts to:
•	Recognize and identify the Company’s actual or potential intellectual property assets;
•	Notify the appropriate personnel (either a senior technology officer, the Legal Department or the Chief Compliance Officer) of the existence and development of intellectual property assets;
•	Assist in securing the Company’s ownership of intellectual property assets;
•	Use the intellectual property assets properly, including in licensing and other transactions; and
•	Notify the appropriate personnel (your manager, the Legal Department or the Chief Compliance Officer) of any potential infringement or misuse of the Company’s intellectual property, so that we may take appropriate action.
REPORTING VIOLATIONS
Our Code is designed to encourage the prompt internal reporting of violations of the Code, including applicable laws, rules and regulations, and to provide a method to report conduct that is suspected may be in violation of the Code. In making a good faith report, you should not fear dismissal or retaliation of any kind.
YOU ARE RESPONSIBLE FOR REPORTING, AS PROVIDED IN THIS CODE, ANY AND ALL EVENTS, PRACTICES OR CIRCUMSTANCES THAT YOU SUSPECT MAY VIOLATE THE CODE.
What to Report
You should be alert and sensitive to situations that could result in misconduct. If you believe that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, including any actions that violate or would violate applicable laws, rules and regulations, you are required to bring the matter to the attention of the Company.
How to Report
You should generally first bring the matter to the attention of your supervisor. However, if the conduct in question involves your supervisor, if you have reported it to your supervisor and do not believe he/she has dealt with it properly, or if you otherwise do not feel that you can discuss the matter with your supervisor, you may either raise the matter with the next level of management or report it to the Chief Compliance Officer or the Human Resources Department, as may be appropriate. You should, however, report fraud, accounting and auditing matters via the Company’s whistleblower hotline.
In reviewing a report, a supervisor or manager should consider whether the report involves a potential violation of the Code and if so, they must report it immediately to the Chief Compliance Officer.
The Compliance Officer will route the communication to the appropriate individual at the Company, such as the General Counsel, the head of Human Resources or the Senior Audit Executive, based on the nature of the information reported.
The Company has set up a toll-free Whistle Blower/Fraud Hotline. When you place a call to the hotline, the call center specialist will capture your question or report and ask you to provide detailed information. This service is available 24 hours a day, 7 days a week. You may also use the Company’s ethics website to ask a question or file a report. You may choose to remain anonymous when submitting questions or reports, whether via hotline or website; however, doing so may limit a full investigation of the matter, so you are encouraged to identify yourself. You should also be prepared to provide the names of witnesses and potential victims to increase the success of an investigation.
Employees must not use the whistleblower hotline in bad faith or in a false or frivolous manner. Further, you should not use the hotline to report personal grievances not involving violations of the Code.
Principles Applicable to Seeking Advice and Reporting.
To encourage employees both to seek guidance before engaging in behavior that is inconsistent with Company Policy and to report violations, the following principles shall apply:
•	Anonymity: Employees reporting violations have the option of remaining anonymous. If an employee requests anonymity, the Company will use reasonable efforts to keep your identity confidential. However, employees should be aware that in instances where they insist on anonymity, it may be more difficult (if not impossible) for the Company to follow up, investigate, and remedy the alleged wrongdoing as thoroughly as it would otherwise like to.
•	Confidentiality: All practical steps must be taken to safeguard confidentiality. Confidentiality may not be possible, for example, in reporting harassment or certain violations of law or the nature of the investigation may be such as to cause your identity to become known.
•	No Retaliation for Reports. The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee in the terms and conditions of employment who in good faith makes or provides information pertaining to these reports or complaints. Any person who participates in any retaliation is subject to disciplinary action, including termination
PENALTIES
An employee who has violated the Code or otherwise committed misconduct is accountable for his or her violation. Violators may be subject to a full range of penalties of varying levels of severity. These penalties may include, without limitation, oral or written censure, training or re-training, demotion or re-assignment, suspension with or without pay or benefits or termination of employment. In determining the appropriate penalty for a violation, the Company may take into account all relevant information, including the nature and severity of the violation, whether the violation involved fraud or falsehood, whether the violation was intentional or inadvertent, whether the violator cooperated with the investigation of the violation and whether the violator has committed other violations in the past.